The Baxter - Decatur, GA

Saxton - Seattle, WA

2201 Pershing - Arlington, VA

PACIFIC BEACH
Mara Pacific Beach - San Diego, CA

AERO
Aero - Alameda, CA

Equity Residential

Fourth Quarter 2025

Earnings Release and Supplemental Information

Jade Beeler Park - Denver, CO

Alcott - Boston, MA

Kilby - Frisco, TX

Altitude - Los Angeles, CA

170 Amsterdam - New York, NY

Dow Jones Sustainability

First Multifamily REIT in the Dow Jones Sustainability Indices

S&P Global

Equity Residential

Equity Real Estate Investment Trusts (REITs)

Sustainability Yearbook Member

Corporate Sustainability Assessment (CSA) 2024

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2025 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

February 5, 2026

Equity Residential Reports Fourth Quarter 2025 Results

Provides 2026 Guidance

Chicago, IL – February 5, 2026 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2025 and has posted a Q4 2025 Management Presentation to its website as referenced below.

Fourth Quarter 2025 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$1.00	$1.10	$(0.10)	(9.1%)
Funds from Operations (FFO) per share	$0.97	$0.97	$-	0.0%
Normalized FFO (NFFO) per share	$1.03	$1.00	$0.03	3.0%

	Year Ended December 31,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$2.94	$2.72	$0.22	8.1%
Funds from Operations (FFO) per share	$3.94	$3.76	$0.18	4.8%
Normalized FFO (NFFO) per share	$3.99	$3.89	$0.10	2.6%

Recent Highlights

•
For the full year of 2025 compared to the full year of 2024, same store revenues increased 2.6%, same store expenses increased 3.7% and same store Net Operating Income (NOI) increased 2.2%. During 2025, the Company achieved the highest full year resident retention in its history.
•
The Company has provided guidance for the full year of 2026 with same store revenue growth expected to be between 1.2% and 3.2%, same store expense growth expected to be between 3.0% and 4.0% and same store NOI growth expected to be between 0.5% and 2.5%.
•
During 2025, the Company was a net seller of assets, disposing of 11 properties for approximately $1.1 billion while purchasing nine properties for approximately $636.8 million. During the fourth quarter of 2025, the Company sold six properties, consisting of 1,138 apartment units, for an aggregate sale price of approximately $527.6 million at a weighted average Disposition Yield of 5.6%, using the majority of those proceeds to repurchase common shares.
•
During and just subsequent to the end of the fourth quarter of 2025, the Company repurchased and retired approximately 3.4 million of its common shares at a weighted average purchase price of $61.06 per share, for an aggregate purchased amount of approximately $205.7 million. During and just subsequent to the end of the full year of 2025, the Company repurchased and retired approximately 4.8 million of its common shares (or 1.3% of its outstanding common shares just prior to beginning repurchases in August 2025) at a weighted average purchase price of $62.03, for an aggregate purchased amount of approximately $300.0 million. The Company's Board of Trustees reauthorized the share repurchase program on December 11, 2025, giving the Company the authority to repurchase up to 13.0 million common shares. Through its common share repurchases and dividend payments, the Company returned approximately $1.38 billion to shareholders over the past year.

1

“With new apartment supply dramatically declining, continued social and cost considerations that favor rental housing and a portfolio that is well positioned with high current occupancy and significant exposure to the strong San Francisco and New York markets, we expect operating momentum to improve as we move through the year," said Mark J. Parrell, Equity Residential's President and CEO. "In the meantime, we continue to be opportunistic and agile with our investors’ capital. We repurchased approximately $300 million of our stock during the year using sale proceeds from properties with slower forward growth prospects. At this price, and with the positive near term prospects we see for our business, we feel that our stock is a bargain.”

Full Year 2026 Guidance

The Company has provided guidance for its full year 2026 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.4%
Revenue change	1.2% to 3.2%
Expense change	3.0% to 4.0%
NOI change	0.5% to 2.5%

EPS	$1.44 to $1.56
Growth at midpoint vs. 2025 actual	(49.0%)
FFO per share	$3.98 to $4.10
Growth at midpoint vs. 2025 actual	2.5%
Normalized FFO per share	$4.02 to $4.14
Growth at midpoint vs. 2025 actual	2.3%

The Company's guidance assumes that excess disposition proceeds from 2025 of approximately $200 million are invested in share repurchases in the first half of 2026. No operating property acquisitions or dispositions are included in 2026 guidance.

The difference between the Company's full year 2025 actual EPS of $2.94 and the full year 2026 EPS guidance midpoint of $1.50 is due primarily to lower expected property sale gains, lower expected depreciation expense and the items described below.

The difference between the Company's full year 2025 actual FFO of $3.94 per share and the full year 2026 FFO guidance midpoint of $4.04 per share is due primarily to the items described below.

The difference between the Company's full year 2025 actual Normalized FFO of $3.99 per share and the full year 2026 Normalized FFO guidance midpoint of $4.08 per share is due primarily to:

Expected Positive/(Negative) Impact
Full Year 2026 vs. Full Year 2025
Residential same store NOI	$0.08
Lease-Up NOI	0.06
2025 transaction activity impact on NOI, net	(0.06)
Interest expense, net	(0.05)
Corporate overhead (1)	(0.01)
Other items (primarily share repurchase impacts)	0.07
Net	$0.09

(1)
Corporate overhead includes property management and general administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 30 through 35 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 32 and 33 of this release.

2

Results Per Share

The change in EPS for the quarter ended December 31, 2025 compared to the same period of 2024 is due primarily to lower property sale gains, the various adjustment items listed on page 28 of this release and the items described below. The change in EPS for the year ended December 31, 2025 compared to the same period of 2024 is due primarily to higher property sale gains, higher depreciation expense, the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in FFO for the quarter and year ended December 31, 2025 compared to the same periods of 2024 are due primarily to the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2025 vs. Fourth Quarter 2024	Full Year 2025 vs. Full Year 2024
Residential same store NOI	$0.03	$0.11
Non-Residential same store NOI	–	(0.01)
Lease-Up NOI	0.01	0.02
2025 and 2024 transaction activity impact on NOI, net	(0.02)	0.03
Interest expense, net	–	(0.05)
Other items (including corporate overhead)	0.01	–
Net	$0.03	$0.10

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Fourth Quarter 2025 vs. Fourth Quarter 2024	Fourth Quarter 2025 vs. Third Quarter 2025	Full Year 2025 vs. Full Year 2024
Apartment Units	78,921	81,780	73,465
Physical Occupancy	96.2% vs. 96.0%	96.1% vs. 96.2%	96.4% vs. 96.2%

Revenues	2.5%	(0.1%)	2.6%
Expenses	2.9%	(2.6%)	3.7%
NOI	2.3%	1.1%	2.2%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Fourth Quarter 2025 vs. Fourth Quarter 2024	Fourth Quarter 2025 vs. Third Quarter 2025	Full Year 2025 vs. Full Year 2024
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	1.8%	0.0%	2.0%
Leasing Concessions	(0.2%)	(0.1%)	(0.1%)
Vacancy gain (loss)	0.3%	0.2%	0.2%
Bad Debt, Net (1)	0.0%	(0.2%)	0.1%
Other (2)	0.5%	0.0%	0.6%
Same Store Residential Revenues- current period	2.4%	(0.1%)	2.8%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

3

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 73,465 same store apartment units):

	Q4 2025	Q3 2025	Q4 2024
Physical Occupancy	96.3%	96.3%	96.1%
Percentage of Residents Renewing by quarter	62.1%	58.5%	61.4%

New Lease Change	(4.7%)	(1.0%)	(4.4%)
Renewal Rate Achieved	4.4%	4.5%	5.0%
Blended Rate (1)	0.5%	2.2%	1.0%

(1)
Blended Rates for Established Markets were 1.0%, 2.6% and 1.4% for Q4 2025, Q3 2025 and Q4 2024, respectively. See page 17.

Investments Activity

The Company did not acquire any properties in the fourth quarter of 2025. During the full year of 2025, the Company acquired nine properties, consisting of 2,439 apartment units, for an aggregate acquisition price of approximately $636.8 million at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are 14 years old on average.

During the fourth quarter of 2025, the Company sold six properties, two in the Los Angeles market, two in Seattle, WA, one in Cambridge, MA and one in Hoboken, NJ, consisting of 1,138 apartment units, for an aggregate sale price of approximately $527.6 million at a weighted average Disposition Yield of 5.6%. The operating properties sold during the quarter ended December 31, 2025 have an average age of 24 years. During the full year of 2025, the Company sold 11 properties consisting of 2,468 apartment units, for an aggregate sale price of approximately $1.1 billion at a weighted average Disposition Yield of 5.4%. The operating properties sold during 2025 have an average age of 24 years.

The Company did not commence construction on any new development projects in 2025. During the full year of 2025, the Company completed a wholly owned development project in each of its San Francisco and Denver markets, consisting of 495 apartment units in the aggregate, for a total cost of approximately $237.8 million, as well as one joint venture development project in its New York market, consisting of 450 apartment units, for a total cost of approximately $201.2 million.

Capital Markets and Balance Sheet Activity

During and just subsequent to the end of the fourth quarter of 2025, the Company repurchased and retired approximately 3.4 million of its common shares at a weighted average purchase price of $61.06 per share, for an aggregate purchased amount of approximately $205.7 million. During and just subsequent to the end of the full year of 2025, the Company repurchased and retired approximately 4.8 million of its common shares (or 1.3% of its outstanding common shares just prior to beginning repurchases in August 2025) at a weighted average purchase price of $62.03, for an aggregate purchased amount of approximately $300.0 million. All common share repurchases were funded with excess disposition proceeds.

During the fourth quarter of 2025, the Company entered into a new $2.5 billion unsecured revolving credit agreement. The new facility matures in December 2030 and has an interest rate of SOFR plus a spread (currently 0.725%) and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt. This facility replaced the Company's existing $2.5 billion facility, which was scheduled to mature in October 2027.

During 2025, the Company's annual common share dividend was $2.77 per share, totaling over $1.0 billion.

4

First Quarter 2026 Guidance

The Company has established guidance ranges for the first quarter of 2026 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2026 Guidance
EPS	$0.29 to $0.33
FFO per share	$0.93 to $0.97
Normalized FFO per share	$0.94 to $0.98

The difference between the fourth quarter of 2025 actual EPS of $1.00 and the first quarter of 2026 EPS guidance midpoint of $0.31 is due primarily to lower expected property sale gains, lower expected depreciation expense, lower expected other expenses and the items described below.

The difference between the fourth quarter of 2025 actual FFO of $0.97 per share and the first quarter of 2026 FFO guidance midpoint of $0.95 per share is due primarily to lower expected other expenses and the items described below.

The difference between the fourth quarter of 2025 actual Normalized FFO of $1.03 per share and the first quarter of 2026 Normalized FFO guidance midpoint of $0.96 per share is due primarily to:

Expected Positive/(Negative) Impact
First Quarter 2026 vs. Fourth Quarter 2025
Residential same store NOI	$(0.03)
2025 transaction activity impact on NOI, net	(0.02)
Corporate overhead	(0.03)
Other items	0.01
Net	$(0.07)

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, owns and manages 312 rental properties consisting of 85,190 apartment units in dynamic metro areas across the U.S. with a primary concentration in major coastal markets, diversified by a targeted presence in the high-growth metro areas of Atlanta, Austin, Dallas/Ft. Worth and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Friday, February 6, 2026 at 9:00 a.m. CT. In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

5

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2025	2024	2025	2024
REVENUES
Rental income	$3,093,959	$2,980,108	$781,911	$766,779

EXPENSES
Property and maintenance	564,704	529,737	139,836	133,388
Real estate taxes and insurance	450,454	432,089	114,537	111,637
Property management	133,369	132,739	32,678	32,358
General and administrative	65,280	61,653	13,830	12,751
Depreciation	1,010,400	952,191	258,108	264,150
Total expenses	2,224,207	2,108,409	558,989	554,284

Net gain (loss) on sales of real estate properties	626,388	546,797	271,271	318,968
Interest and other income	52,440	30,329	3,400	3,828
Other expenses	(60,485)	(74,051)	(20,582)	(14,957)
Interest:
Expense incurred, net	(306,798)	(285,735)	(79,226)	(79,973)
Amortization of deferred financing costs	(8,768)	(7,834)	(2,399)	(2,050)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	1,172,529	1,081,205	395,386	438,311
Income and other tax (expense) benefit	(1,585)	(1,256)	(361)	(331)
Income (loss) from investments in unconsolidated entities	(18,915)	(8,974)	(3,527)	(4,109)
Net gain (loss) on sales of land parcels	(80)	—	—	—
Net income	1,151,949	1,070,975	391,498	433,871
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(27,405)	(28,932)	(8,361)	(11,642)
Partially Owned Properties	(4,455)	(6,212)	(1,047)	(3,114)
Net income attributable to controlling interests	1,120,089	1,035,831	382,090	419,115
Preferred distributions	(1,422)	(1,613)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares	$1,118,667	$1,032,774	$381,735	$418,760

Earnings per share – basic:
Net income available to Common Shares	$2.95	$2.73	$1.01	$1.10
Weighted average Common Shares outstanding	379,610	378,795	379,121	379,023

Earnings per share – diluted:
Net income available to Common Shares	$2.94	$2.72	$1.00	$1.10
Weighted average Common Shares outstanding	390,411	390,740	388,748	391,195

Distributions declared per Common Share outstanding	$2.77	$2.70	$0.6925	$0.675

6

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2025	2024	2025	2024
Net income	$1,151,949	$1,070,975	$391,498	$433,871
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(4,455)	(6,212)	(1,047)	(3,114)
Preferred distributions	(1,422)	(1,613)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares and Units	1,146,072	1,061,706	390,096	430,402

Adjustments:
Depreciation	1,010,400	952,191	258,108	264,150
Depreciation – Non-real estate additions	(3,600)	(3,791)	(903)	(952)
Depreciation – Partially Owned Properties	(2,013)	(2,132)	(546)	(487)
Depreciation – Unconsolidated Properties	16,890	7,191	3,972	3,310
Net (gain) loss on sales of unconsolidated entities - operating assets	(2,781)	(515)	(2,643)	195
Net (gain) loss on sales of real estate properties	(626,388)	(546,797)	(271,271)	(318,968)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	1,857	—	1,857
FFO available to Common Shares and Units	1,538,580	1,469,710	376,813	379,507

Adjustments (see note for additional detail):
Write-off of pursuit costs	7,735	5,155	1,613	3,250
Debt extinguishment and preferred share redemption (gains) losses	366	1,444	269	—
Non-operating asset (gains) losses	(20,777)	(16,311)	2,940	1,141
Other miscellaneous items	32,499	61,608	18,310	8,176
Normalized FFO available to Common Shares and Units	$1,558,403	$1,521,606	$399,945	$392,074

FFO	$1,540,002	$1,472,767	$377,168	$379,862
Preferred distributions	(1,422)	(1,613)	(355)	(355)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
FFO available to Common Shares and Units	$1,538,580	$1,469,710	$376,813	$379,507
FFO per share and Unit – basic	$3.95	$3.77	$0.97	$0.97
FFO per share and Unit – diluted	$3.94	$3.76	$0.97	$0.97

Normalized FFO	$1,559,825	$1,523,219	$400,300	$392,429
Preferred distributions	(1,422)	(1,613)	(355)	(355)
Normalized FFO available to Common Shares and Units	$1,558,403	$1,521,606	$399,945	$392,074
Normalized FFO per share and Unit – basic	$4.01	$3.91	$1.03	$1.01
Normalized FFO per share and Unit – diluted	$3.99	$3.89	$1.03	$1.00

Weighted average Common Shares and Units outstanding – basic	389,101	389,425	387,424	389,560
Weighted average Common Shares and Units outstanding – diluted	390,411	390,740	388,748	391,195

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

7

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Land	$5,563,407	$5,606,531
Depreciable property	24,705,540	24,039,412
Projects under development	100,561	261,706
Land held for development	86,341	63,142
Investment in real estate	30,455,849	29,970,791
Accumulated depreciation	(11,016,900)	(10,412,463)
Investment in real estate, net	19,438,949	19,558,328
Investments in unconsolidated entities[1]	325,939	386,531
Cash and cash equivalents	55,904	62,302
Restricted deposits	102,950	97,864
Right-of-use assets	454,916	455,445
Other assets	367,365	273,706
Total assets	$20,746,023	$20,834,176

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,589,904	$1,630,690
Notes, net	5,998,458	5,947,376
Line of credit and commercial paper	586,648	543,679
Accounts payable and accrued expenses	109,165	99,347
Accrued interest payable	73,860	74,176
Lease liabilities	304,575	304,897
Other liabilities	324,616	310,559
Security deposits	82,155	75,611
Distributions payable	267,508	263,494
Total liabilities	9,336,889	9,249,829

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	176,289	338,563
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of December 31, 2025 and December 31, 2024	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 377,806,173 shares issued and outstanding as of December 31, 2025 and 379,475,383 shares issued and outstanding as of December 31, 2024	3,778	3,795
Paid in capital	9,824,460	9,611,826
Retained earnings	1,193,931	1,407,570
Accumulated other comprehensive income (loss)	2,175	4,214
Total shareholders’ equity	11,041,499	11,044,560
Noncontrolling Interests:
Operating Partnership	192,135	201,942
Partially Owned Properties	(789)	(718)
Total Noncontrolling Interests	191,346	201,224
Total equity	11,232,845	11,245,784
Total liabilities and equity	$20,746,023	$20,834,176

1 Includes $261.4 million and $324.0 million in unconsolidated development and lease-up projects as of December 31, 2025 and December 31, 2024, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

8

Equity Residential Portfolio Summary As of December 31, 2025

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	56	14,431	16.0%	$2,977
Orange County	12	3,718	4.9%	3,011
San Diego	10	2,217	3.1%	3,329
Subtotal – Southern California	78	20,366	24.0%	3,022

San Francisco	41	11,558	16.4%	3,546
Washington, D.C.	42	13,553	14.7%	2,854
New York	34	8,685	14.4%	4,832
Boston	25	6,907	10.7%	3,716
Seattle	38	8,051	9.1%	2,726
Subtotal – Established Markets	258	69,120	89.3%	3,342

Expansion Markets:
Atlanta	22	6,420	4.4%	1,938
Denver	16	4,678	3.6%	2,195
Dallas/Ft. Worth	13	4,230	2.4%	1,937
Austin	3	742	0.3%	1,686
Subtotal – Expansion Markets	54	16,070	10.7%	2,002
Total	312	85,190	100.0%	$3,092

	Properties	Apartment Units
Wholly Owned Properties (1)	297	81,518
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated (1)	3	1,016
	312	85,190

(1)
During the fourth quarter of 2025, the Company acquired its joint venture partner's 25% interest in two previously unconsolidated properties, located in the Dallas/Ft. Worth market and totaling 696 apartment units, and now wholly-owns both properties. The Company paid approximately $18.8 million in cash and contributed approximately $101.6 million for the repayment of the construction loans, one of which was held by the Company. See Development and Lease-Up Projects for additional detail.

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2025 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
9/30/2025	318	86,320
Acquisitions:
Consolidated Land Parcels	—	—	$22,847

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(6)	(1,138)	$(527,611)	(5.6%)
Unconsolidated Land Parcels	—	—	$(8,813)

Configuration Changes	—	8
12/31/2025	312	85,190

Portfolio Rollforward 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2024	311	84,249
Acquisitions:
Consolidated Rental Properties	9	2,439	$636,843	5.1%
Consolidated Land Parcels	—	—	$22,847

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(11)	(2,468)	$(1,122,061)	(5.4%)
Consolidated Land Parcels	—	—	$(4,300)
Unconsolidated Land Parcels	—	—	$(8,813)

Completed Developments – Consolidated	2	495
Completed Developments – Unconsolidated	1	450
Configuration Changes	—	25
12/31/2025	312	85,190

4th Quarter 2025 Earnings Release	10

Equity Residential

Fourth Quarter 2025 vs. Fourth Quarter 2024

Same Store Results/Statistics Including 78,921 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q4 2025	$743,543	$234,690	$508,853	$3,152	96.2%	8.3%
Q4 2024	$725,673	$228,132	$497,541	$3,085	96.0%	9.2%
Change	$17,870	$6,558	$11,312	$67	0.2%	(0.9%)

Change	2.5%	2.9%	2.3%	2.2%

Fourth Quarter 2025 vs. Third Quarter 2025

Same Store Results/Statistics Including 81,780 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q4 2025	$759,306	$240,165	$519,141	$3,111	96.1%	8.3%
Q3 2025	$760,111	$246,539	$513,572	$3,111	96.2%	13.2%
Change	$(805)	$(6,374)	$5,569	$—	(0.1%)	(4.9%)

Change	(0.1%)	(2.6%)	1.1%	0.0%

2025 vs. 2024

Same Store Results/Statistics Including 73,465 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
2025	$2,821,804	$904,887	$1,916,917	$3,203	96.4%	40.2%
2024	$2,749,354	$872,799	$1,876,555	$3,124	96.2%	42.6%
Change	$72,450	$32,088	$40,362	$79	0.2%	(2.4%)

Change	2.6%	3.7%	2.2%	2.5%

4th Quarter 2025 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Fourth Quarter 2025 vs. Fourth Quarter 2024		Fourth Quarter 2025 vs. Third Quarter 2025		2025 vs. 2024
	78,921 Same Store Apartment Units		81,780 Same Store Apartment Units		73,465 Same Store Apartment Units
	Q4 2025	Q4 2024	Q4 2025	Q3 2025	2025	2024
Same Store Residential Revenues (GAAP Basis)	$717,476	$700,506	$733,240	$734,004	$2,720,779	$2,647,730
Leasing Concessions amortized	6,813	5,332	7,123	6,672	21,773	19,179
Leasing Concessions granted	(7,112)	(6,533)	(7,633)	(7,881)	(23,338)	(19,511)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$717,177	$699,305	$732,730	$732,795	$2,719,214	$2,647,398

% change - GAAP revenue	2.4%		(0.1%)		2.8%

% change - cash revenue	2.6%		0.0%		2.7%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 73,465 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024
Same store revenues	$709,996	$709,911	$704,405	$697,492	$691,631
Same store expenses	222,862	229,542	222,844	229,639	216,398
Same store NOI	$487,134	$480,369	$481,561	$467,853	$475,233

4th Quarter 2025 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 73,465 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	December 31, 2025		September 30, 2025	December 31, 2024
Residential accounts receivable balances	$12,123		$12,015	$14,107
Allowance for doubtful accounts	(7,673)		(6,919)	(9,310)
Net receivable balances	$4,450		$5,096	$4,797

Straight-line receivable balances	$10,194	(1)	$9,918	$8,630

(1)
Total same store Residential Leasing Concessions granted in the fourth quarter of 2025 were approximately $6.1 million. The straight-line receivable balance of $10.2 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in 2026.

Same Store Residential Bad Debt

Including 73,465 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q4 2025	Q3 2025	Q4 2024
Bad debts before governmental rental assistance	$7,337	$6,192	$7,651
Governmental rental assistance received	(215)	(170)	(358)
Bad Debt, Net	$7,122	$6,022	$7,293

Bad Debt, Net as a % of Same Store Residential Revenues	1.0%	0.9%	1.1%

4th Quarter 2025 Earnings Release	13

Equity Residential Fourth Quarter 2025 vs. Fourth Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2025 % of Actual NOI	Q4 2025 Average Rental Rate	Q4 2025 Weighted Average Physical Occupancy %	Q4 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,834	16.5%	$2,976	95.9%	8.9%	1.2%	4.9%	(0.5%)	1.0%	0.1%	(0.7%)
Orange County	3,718	5.2%	3,011	96.5%	8.0%	3.1%	(0.5%)	4.2%	2.1%	0.9%	(1.4%)
San Diego	2,217	3.4%	3,329	95.9%	10.9%	2.4%	5.5%	1.5%	2.3%	0.0%	1.0%
Subtotal – Southern California	19,769	25.1%	3,022	96.0%	9.0%	1.7%	4.1%	0.7%	1.4%	0.2%	(0.6%)

San Francisco	11,333	16.9%	3,520	96.9%	9.3%	6.0%	3.6%	7.0%	5.1%	0.8%	(1.0%)
Washington, D.C. (1)	13,553	15.6%	2,854	96.0%	7.4%	2.1%	6.0%	0.4%	2.7%	(0.5%)	(0.6%)
New York	8,235	14.3%	4,884	97.6%	5.8%	4.2%	1.2%	6.3%	4.0%	0.2%	(0.6%)
Boston	6,907	10.5%	3,716	96.0%	6.5%	1.8%	6.8%	(0.1%)	1.2%	0.7%	(1.4%)
Seattle	8,050	9.3%	2,726	96.3%	7.9%	2.8%	1.7%	3.3%	2.8%	0.1%	(1.2%)
Denver	3,972	3.5%	2,201	95.6%	10.6%	(5.8%)	(3.1%)	(7.1%)	(6.7%)	0.7%	(2.3%)
Other Expansion Markets	7,102	4.8%	1,900	94.7%	10.0%	(2.4%)	(4.1%)	(1.4%)	(2.6%)	0.1%	(0.8%)

Total	78,921	100.0%	$3,152	96.2%	8.3%	2.4%	2.9%	2.2%	2.2%	0.2%	(0.9%)

(1)
Same store results include the negative impact from a single property undergoing a major repositioning/capital project. Excluding this property, same store revenues, expenses and NOI growth would have been 2.7%, 5.6% and 1.4%, respectively.

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2025.

4th Quarter 2025 Earnings Release	14

Equity Residential Fourth Quarter 2025 vs. Third Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2025 % of Actual NOI	Q4 2025 Average Rental Rate	Q4 2025 Weighted Average Physical Occupancy %	Q4 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,834	16.1%	$2,976	95.9%	8.9%	(0.4%)	(0.5%)	(0.3%)	(0.4%)	0.0%	(3.0%)
Orange County	3,718	5.1%	3,011	96.5%	8.0%	0.7%	(5.7%)	2.6%	0.3%	0.3%	(4.1%)
San Diego	2,217	3.3%	3,329	95.9%	10.9%	(0.4%)	(1.5%)	(0.1%)	(0.3%)	(0.2%)	(1.1%)
Subtotal – Southern California	19,769	24.5%	3,022	96.0%	9.0%	(0.2%)	(1.4%)	0.3%	(0.3%)	0.0%	(3.0%)

San Francisco	11,333	16.6%	3,520	96.9%	9.3%	1.3%	(3.1%)	3.1%	1.3%	0.0%	(2.4%)
Washington, D.C. (1)	13,553	15.3%	2,854	96.0%	7.4%	(0.6%)	(6.2%)	2.2%	(0.3%)	(0.3%)	(7.0%)
New York	8,235	14.0%	4,884	97.6%	5.8%	0.4%	(1.9%)	2.1%	0.4%	0.0%	(6.1%)
Boston	6,907	10.3%	3,716	96.0%	6.5%	(0.6%)	0.8%	(1.2%)	(0.2%)	(0.4%)	(8.5%)
Seattle	8,050	9.1%	2,726	96.3%	7.9%	0.5%	(3.7%)	2.3%	0.4%	0.1%	(4.6%)
Denver	4,199	3.6%	2,212	95.5%	11.0%	(2.7%)	(2.7%)	(2.7%)	(3.1%)	0.4%	(7.3%)
Other Expansion Markets	9,734	6.6%	1,902	94.6%	9.7%	(1.6%)	(1.5%)	(1.7%)	(1.0%)	(0.6%)	(4.4%)

Total	81,780	100.0%	$3,111	96.1%	8.3%	(0.1%)	(2.5%)	1.1%	0.0%	(0.1%)	(4.9%)

(1)
Same store results include the negative impact from a single property undergoing a major repositioning/capital project. Excluding this property, same store revenues, expenses and NOI growth would have been (0.2%), (6.4%) and 2.8%, respectively.

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2025.

4th Quarter 2025 Earnings Release	15

Equity Residential 2025 vs. 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2025 % of Actual NOI	2025 Average Rental Rate	2025 Weighted Average Physical Occupancy %	2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,834	17.5%	$2,976	95.8%	40.6%	1.5%	4.2%	0.3%	1.3%	0.2%	(2.5%)
Orange County	3,718	5.4%	2,987	96.4%	36.8%	2.6%	2.0%	2.8%	2.1%	0.5%	(1.4%)
San Diego	2,217	3.6%	3,305	96.3%	42.7%	2.5%	6.8%	1.3%	2.2%	0.3%	0.4%
Subtotal – Southern California	19,769	26.5%	3,015	96.0%	40.1%	1.8%	4.1%	0.9%	1.5%	0.3%	(2.0%)

San Francisco	11,111	17.0%	3,448	96.9%	39.6%	4.7%	3.9%	5.0%	3.8%	0.8%	(4.5%)
Washington, D.C. (1)	13,241	16.0%	2,837	96.6%	39.6%	3.6%	5.2%	2.9%	3.7%	(0.2%)	(1.1%)
New York	8,235	14.6%	4,815	97.7%	33.7%	4.0%	2.8%	4.9%	3.6%	0.4%	0.3%
Boston	6,747	11.1%	3,721	96.2%	39.8%	2.3%	6.0%	0.8%	2.1%	0.2%	(1.7%)
Seattle	8,050	9.7%	2,697	96.4%	40.6%	3.1%	2.2%	3.5%	2.9%	0.2%	(4.2%)
Denver	2,792	2.8%	2,316	95.5%	53.1%	(4.2%)	(2.1%)	(5.1%)	(3.6%)	(0.7%)	(1.2%)
Other Expansion Markets	3,520	2.3%	1,875	94.9%	49.1%	(3.7%)	0.1%	(6.4%)	(3.5%)	(0.3%)	(6.8%)

Total	73,465	100.0%	$3,203	96.4%	40.2%	2.8%	3.7%	2.3%	2.5%	0.2%	(2.4%)

(1)
Same store results include the negative impact from a single property undergoing a major repositioning/capital project. Excluding this property, same store revenues, expenses and NOI growth would have been 3.9%, 5.4% and 3.2%, respectively.

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2025.

4th Quarter 2025 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 73,465 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q4 2025	Q3 2025	Q4 2025	Q3 2025	Q4 2025	Q3 2025
Southern California	(6.0%)	(3.6%)	3.9%	4.4%	(0.6%)	0.9%
San Francisco	2.6%	5.9%	7.0%	6.6%	5.1%	6.3%
Washington, D.C.	(7.5%)	(1.2%)	3.7%	4.5%	(0.9%)	2.1%
New York	(0.9%)	3.0%	3.9%	3.6%	2.3%	3.4%
Boston	(7.0%)	(1.4%)	3.5%	4.1%	(0.6%)	1.7%
Seattle	(7.7%)	(3.8%)	4.9%	5.0%	(1.6%)	1.4%
Subtotal – Established Markets	(3.9%)	(0.2%)	4.5%	4.5%	1.0%	2.6%

Denver	(18.0%)	(12.1%)	2.5%	2.8%	(7.5%)	(4.8%)
Other Expansion Markets	(11.8%)	(10.3%)	3.5%	3.4%	(5.7%)	(3.0%)
Subtotal – Expansion Markets	(14.8%)	(11.3%)	2.9%	3.1%	(6.7%)	(3.9%)
Total	(4.7%)	(1.0%)	4.4%	4.5%	0.5%	2.2%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

4th Quarter 2025 Earnings Release	17

Equity Residential

Fourth Quarter 2025 vs. Fourth Quarter 2024

Total Same Store Operating Expenses Including 78,921 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q4 2025	Q4 2024	$ Change	% Change	% of Q4 2025 Operating Expenses
Real estate taxes	$95,018	$93,828	$1,190	1.3%	40.5%
On-site payroll	43,533	43,034	499	1.2%	18.6%
Utilities	39,436	36,468	2,968	8.1%	16.8%
Repairs and maintenance	30,329	29,038	1,291	4.4%	12.9%
Insurance	9,457	9,402	55	0.6%	4.0%
Leasing and advertising	3,790	3,442	348	10.1%	1.6%
Other on-site operating expenses	13,127	12,920	207	1.6%	5.6%
Total Same Store Operating Expenses (2)	$234,690	$228,132	$6,558	2.9%	100.0%

2025 vs. 2024

Total Same Store Operating Expenses Including 73,465 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2025	YTD 2024	$ Change (1)	% Change	% of YTD 2025 Operating Expenses
Real estate taxes	$366,792	$358,681	$8,111	2.3%	40.5%
On-site payroll	166,131	164,029	2,102	1.3%	18.4%
Utilities	146,950	135,688	11,262	8.3%	16.2%
Repairs and maintenance	121,764	115,599	6,165	5.3%	13.5%
Insurance	36,222	35,763	459	1.3%	4.0%
Leasing and advertising	12,206	10,651	1,555	14.6%	1.3%
Other on-site operating expenses	54,822	52,388	2,434	4.6%	6.1%
Total Same Store Operating Expenses (2)	$904,887	$872,799	$32,088	3.7%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values.

On-site payroll – Sub-inflationary growth due to the impact of various innovation initiatives and lower employee benefit costs.

Utilities – Increase primarily driven by higher commodity prices, higher sewer and trash rates and higher water usage in Southern California.

Repairs and maintenance – Increase primarily driven by costs associated with the implementation of various resident technology initiatives (including bulk Wi-Fi programs).

Insurance – Sub-inflationary growth due to property premium reductions in the 2025 policy renewal offset by increases in other insurance-related costs.

Leasing and advertising – Increase primarily driven by higher advertising expenses and processing fees. Broker fees are not driving growth and remain an immaterial portion of this expense category.

Other on-site operating expenses – Increase primarily due to higher ground lease rent, association fees and other expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2025 Earnings Release	18

Equity Residential

Debt Summary as of December 31, 2025

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,589,904	19.4%	3.75%	5.9
Unsecured	6,585,106	80.6%	3.76%	6.8
Total	$8,175,010	100.0%	3.76%	6.7
Fixed Rate Debt:
Secured – Conventional	$1,403,671	17.1%	3.87%	5.4
Unsecured – Public	5,998,458	73.4%	3.69%	7.5
Fixed Rate Debt	7,402,129	90.5%	3.73%	7.1
Floating Rate Debt:
Secured – Tax Exempt	186,233	2.3%	2.94%	9.5
Unsecured – Revolving Credit Facility	—	—	—	4.9
Unsecured – Commercial Paper Program (2)	586,648	7.2%	4.43%	—
Floating Rate Debt	772,881	9.5%	4.06%	2.4
Total	$8,175,010	100.0%	3.76%	6.7
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At December 31, 2025, the weighted average maturity of commercial paper outstanding was 13 days. The weighted average amount outstanding for the year ended December 31, 2025 was approximately $583.2 million.

Note: The Company capitalized interest of approximately $12.4 million and $14.5 million during the years ended December 31, 2025 and 2024, respectively. The Company capitalized interest of approximately $2.8 million and $3.8 million during the quarters ended December 31, 2025 and 2024, respectively.

4th Quarter 2025 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of December 31, 2025

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2026	$592,025	$594,825	(2)	$1,186,850	14.4%	3.58%	3.74%
2027	400,000	8,200		408,200	4.9%	3.25%	3.23%
2028	900,000	9,000		909,000	11.0%	3.79%	3.78%
2029	888,120	9,700		897,820	10.9%	3.30%	3.30%
2030	1,148,462	10,800		1,159,262	14.1%	2.53%	2.53%
2031	528,500	37,700		566,200	6.9%	1.94%	1.97%
2032	500,000	26,100		526,100	6.4%	4.95%	4.83%
2033	550,000	—		550,000	6.7%	5.22%	5.22%
2034	600,000	—		600,000	7.3%	4.65%	4.65%
2035	—	25,175		25,175	0.3%	—	2.25%
2036+	1,350,850	61,785		1,412,635	17.1%	4.39%	4.30%
Subtotal	7,457,957	783,285		8,241,242	100.0%	3.72%	3.70%
Deferred Financing Costs and Unamortized (Discount)	(55,828)	(10,404)		(66,232)	N/A	N/A	N/A
Total	$7,402,129	$772,881		$8,175,010	100.0%	3.72%	3.70%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $587.4 million in principal outstanding on the Company's Commercial Paper Program.

4th Quarter 2025 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2025	2025
Debt to Adjusted Total Assets (not to exceed 60%)	27.4%	28.0%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.1%	6.1%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.77	5.59

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	477.1%	462.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2025	2025
Total debt to Normalized EBITDAre	4.32x	4.47x

Net debt to Normalized EBITDAre	4.27x	4.41x

Unencumbered NOI as a % of total NOI	90.3%	90.4%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2025 Earnings Release	21

Equity Residential

Capital Structure as of December 31, 2025

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,589,904	19.4%
Unsecured Debt			6,585,106	80.6%
Total Debt			8,175,010	100.0%	25.1%
Common Shares (includes Restricted Shares)	377,806,173	97.6%
Units (includes OP Units and Restricted Units)	9,325,363	2.4%
Total Shares and Units	387,131,536	100.0%
Common Share Price at December 31, 2025	$63.04
			24,404,772	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			24,421,927	100.0%	74.9%

Total Market Capitalization			$32,596,937		100.0%

Perpetual Preferred Equity as of December 31, 2025

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

4th Quarter 2025 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2025	2024	Q4 2025	Q4 2024
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	379,609,794	378,794,889	379,120,798	379,023,449
Shares issuable from assumed conversion/vesting of:
- OP Units	9,491,664	10,630,008	8,303,555	10,536,726
- long-term compensation shares/units	1,309,538	1,315,217	1,323,244	1,634,401
Total Common Shares and Units - diluted	390,410,996	390,740,114	388,747,597	391,194,576

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	379,609,794	378,794,889	379,120,798	379,023,449
OP Units - basic	9,491,664	10,630,008	8,303,555	10,536,726
Total Common Shares and OP Units - basic	389,101,458	389,424,897	387,424,353	389,560,175
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,309,538	1,315,217	1,323,244	1,634,401
Total Common Shares and Units - diluted	390,410,996	390,740,114	388,747,597	391,194,576

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	377,806,173	379,475,383
Units (includes OP Units and Restricted Units)	9,325,363	11,543,773
Total Shares and Units	387,131,536	391,019,156

4th Quarter 2025 Earnings Release	23

Equity Residential Partially Owned Properties as of December 31, 2025 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	December YTD 2025 NOI	December YTD 2025 Interest Expense	Total Debt
CONSOLIDATED:
Projects Under Development (1) (3)	95.0%	—	—	$174	$—	$—
Operating properties (stabilized)	86.2%	12	2,656	65,118	1,020	28,336
Total Partially Owned Properties - Consolidated		12	2,656	65,292	1,020	28,336

UNCONSOLIDATED:
Projects Under Development (2) (3)	95.0%	—	—	(389)	291	66,863
Operating properties (stabilized) (3)	80.0%	3	1,016	17,644	10,177	212,782
Total Partially Owned Properties - Unconsolidated		3	1,016	17,255	10,468	279,645

Total Partially Owned Properties		15	3,672	$82,547	$11,488	$307,981

(1)
The Company is currently developing one property, which is expected to add 440 apartment units upon completion.
(2)
The Company is currently developing two properties, which are expected to add 639 apartment units upon completion.
(3)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property. This schedule only includes those projects/properties that are partially owned at December 31, 2025.

4th Quarter 2025 Earnings Release	24

Equity Residential Development and Lease-Up Projects as of December 31, 2025 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
The Basin	Wakefield, MA	95%	440	$232,172	$204,846	$—	93%	Q1 2024	Q3 2025	Q3 2026	Q2 2027	25% / 21%
Projects Under Development - Consolidated			440	232,172	204,846	—

Projects Completed Not Stabilized:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	152,621	149,229	—	100%	Q2 2022	Q1 2025	Q1 2025	Q1 2026	95% / 94%
Projects Completed Not Stabilized - Consolidated			225	152,621	149,229	—

Projects Completed and Stabilized During the Quarter:
Jade Beeler Park (fka Solana Beeler Park)	Denver, CO	100%	270	85,206	85,132	—	100%	Q4 2021	Q3 2024	Q1 2025	Q4 2025	97% / 96%
Lyle (2)	Dallas, TX	100%	334	84,032	83,983	—	100%	Q3 2022	Q1 2024	Q4 2024	Q4 2025	95% / 95%
Projects Completed and Stabilized During the Quarter - Consolidated			604	169,238	169,115	—

UNCONSOLIDATED:
Projects Under Development:
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	134,857	30,484	72%	Q3 2024	Q3 2026	Q3 2026	Q1 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	97,628	36,379	83%	Q3 2024	Q3 2025	Q4 2026	Q2 2027	23% / 13%
Projects Under Development - Unconsolidated			639	307,200	232,485	66,863

Projects Completed and Stabilized During the Quarter:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,045	34,773	100%	Q3 2021	Q2 2024	Q2 2024	Q4 2025	95% / 91%
Projects Completed and Stabilized During the Quarter - Unconsolidated			209	70,004	69,045	34,773

Total Development Projects - Consolidated			1,269	554,031	523,190	—
Total Development Projects - Unconsolidated			848	377,204	301,530	101,636
Total Development Projects			2,117	$931,235	$824,720	$101,636

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	December YTD 2025 NOI
Projects Under Development - Consolidated	$232,172	$174
Projects Completed Not Stabilized - Consolidated	152,621	3,231
Projects Completed and Stabilized During the Quarter - Consolidated	169,238	3,677
Projects Under Development - Unconsolidated	307,200	(389)
Projects Completed and Stabilized During the Quarter - Unconsolidated	70,004	1,325
	$931,235	$8,018

(1)
All unconsolidated projects are being partially funded with third party, project-specific construction loans, none of which are recourse to the Company.
(2)
The land parcel under this project is subject to a long-term ground lease.

4th Quarter 2025 Earnings Release	25

Equity Residential Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2025 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	73,465		10,709		84,174

Recurring Capital Expenditures	$168,828		$25,003		$193,831	$2,298

NOI-Enhancing Expenditures:
Renovation Expenditures	83,048	(1)	17,555	(3)	100,603	1,130
Other (2)	25,635		8,534		34,169	349
Total NOI-Enhancing Expenditures	108,683		26,089		134,772	1,479

Total Capital Expenditures to Real Estate (4)	$277,511		$51,092		$328,603	$3,777

(1)
Renovation Expenditures on 2,732 same store apartment units for the year ended December 31, 2025 approximated $30,000 per apartment unit renovated.
(2)
Includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026 and is being paid for, in part, by funds from a replacement reserve account required by the ground lease arrangement.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $12.4 million, $1.0 million and $13.4 million for Same Store Properties, Non-Same Store Properties and Total Consolidated Properties, respectively.

4th Quarter 2025 Earnings Release	26

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2025				2024
	December 31, 2025	September 30, 2025	Q4	Q3	Q2	Q1	Q4
Net income	$1,151,949	$1,194,322	$391,498	$296,868	$198,785	$264,798	$433,871
Interest expense incurred, net	306,798	307,545	79,226	80,141	75,317	72,114	79,973
Amortization of deferred financing costs	8,768	8,419	2,399	2,122	2,103	2,144	2,050
Amortization of above/below market lease intangibles	4,610	4,610	1,152	1,153	1,153	1,152	1,152
Depreciation	1,010,400	1,016,442	258,108	254,657	240,889	256,746	264,150
Income and other tax expense (benefit)	1,585	1,555	361	395	407	422	331
EBITDA	2,484,110	2,532,893	732,744	635,336	518,654	597,376	781,527

Net (gain) loss on sales of real estate properties	(626,388)	(674,085)	(271,271)	(142,685)	(58,280)	(154,152)	(318,968)
Net (gain) loss on sales of unconsolidated entities - operating assets	(2,781)	57	(2,643)	—	(174)	36	195
EBITDAre	1,854,941	1,858,865	458,830	492,651	460,200	443,260	462,754

Write-off of pursuit costs (other expenses)	7,735	9,372	1,613	4,074	727	1,321	3,250
(Income) loss from investments in unconsolidated entities - operations	21,089	19,440	5,563	3,981	5,170	6,375	3,914
Net (gain) loss on sales of unconsolidated entities - non-operating assets	607	—	607	—	—	—	—
Net (gain) loss on sales of land parcels	80	80	—	2	11	67	—
Realized (gain) loss on investment securities (interest and other income)	51	727	—	2	9	40	676
Unrealized (gain) loss on investment securities (interest and other income)	(25,399)	(25,399)	—	(25,399)	—	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(199)	(3,062)	—	—	(101)	(98)	(2,863)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	48,668	32,295	17,950	25,857	3,149	1,712	1,577
Advocacy contributions (other expenses)	966	9,838	360	208	185	213	9,232
Employment tax refund (interest and other income)	(16,867)	(16,867)	—	(16,867)	—	—	—
Other	(69)	161	—	20	11	(100)	230
Normalized EBITDAre	$1,891,603	$1,885,450	$484,923	$484,529	$469,361	$452,790	$478,770

Balance Sheet Items:	December 31, 2025	September 30, 2025
Total debt	$8,175,010	$8,435,787
Cash and cash equivalents	(55,904)	(93,092)
Mortgage principal reserves/sinking funds	(33,143)	(34,941)
Net debt	$8,085,963	$8,307,754

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities due to the immaterial size of the Company’s partially owned unconsolidated portfolio.

4th Quarter 2025 Earnings Release	27

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2025	2024	Variance	2025	2024	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	7,735	5,155	2,580	1,613	3,250	(1,637)

Write-off of unamortized deferred financing costs (interest expense)	366	—	366	269	—	269
Premium on redemption of Preferred Shares	—	1,444	(1,444)	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	366	1,444	(1,078)	269	—	269

Net (gain) loss on sales of land parcels	80	—	80	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	4,491	1,577	2,914	2,940	465	2,475
Realized (gain) loss on investment securities (interest and other income)	51	1,992	(1,941)	—	676	(676)
Unrealized (gain) loss on investment securities (interest and other income)	(25,399)	(19,880)	(5,519)	—	—	—
Non-operating asset (gains) losses	(20,777)	(16,311)	(4,466)	2,940	1,141	1,799

Insurance/litigation settlement or reserve income (interest and other income)	(199)	(4,447)	4,248	—	(2,863)	2,863
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	48,668	44,645	4,023	17,950	1,577	16,373
Advocacy contributions (other expenses)	966	21,515	(20,549)	360	9,232	(8,872)
Employment tax refund (interest and other income)	(16,867)	—	(16,867)	—	—	—
Other	(69)	(105)	36	—	230	(230)
Other miscellaneous items	32,499	61,608	(29,109)	18,310	8,176	10,134

Adjustments from FFO to Normalized FFO	$19,823	$51,896	$(32,073)	$23,132	$12,567	$10,565

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2025 Earnings Release	28

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2026	Full Year 2026

2026 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.94 to $0.98	$4.02 to $4.14

2026 Same Store Assumptions (includes Residential and Non-Residential)

	Physical Occupancy	96.4%
	Revenue change	1.2% to 3.2%
	Expense change	3.0% to 4.0%
	NOI change (1)	0.5% to 2.5%

2026 Transaction Assumptions (2)

2026 Debt Assumptions

	Weighted average debt outstanding	$8.33B to $8.53B
	Interest expense, net (on a Normalized FFO basis)	$321.0M to $327.0M
	Capitalized interest	$6.3M to $8.3M

2026 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

	NOI-Enhancing Capital Expenditures for Residential Same Store Properties (3)	$125.0M
	Recurring Capital Expenditures for Residential Same Store Properties	$185.0M
	Capital Expenditures to Real Estate for Residential Same Store Properties	$310.0M

2026 Other Guidance Assumptions

	Property management expense	$142.0M to $144.0M
	General and administrative expense	$59.0M to $64.0M
	Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (4)	$1.0M to $5.0M
	Debt offerings	$500.0M to $1.0B
	Weighted average Common Shares and Units - Diluted	384.2M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
The Company's guidance assumes that excess disposition proceeds from 2025 of approximately $200 million are invested in share repurchases in the first half of 2026. No operating property acquisitions or dispositions are included in 2026 guidance.
(3)
During 2026, the Company expects to spend approximately $90.0 million for apartment unit Renovation Expenditures on approximately 2,900 Residential same store apartment units at an average cost of approximately $31,000 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability, property-level technology and ADU expenditures.
(4)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on pages 24 and 25.

4th Quarter 2025 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures December 3, 2030. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2025
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(587,425)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,448)
Unsecured revolving credit facility availability	$1,909,127

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2025 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2025	Quarter Ended December 31, 2025
Net Gain (Loss) on Sales of Real Estate Properties	$626,388	$271,271
Accumulated Depreciation Gain	(404,223)	(216,238)
Economic Gain (Loss)	$222,165	$55,033

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

4th Quarter 2025 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2025 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2025	Actual 2024	Q4 2025	Q4 2024	Q1 2026	2026
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.94	$2.72	$1.00	$1.10	$0.29 to $0.33	$1.44 to $1.56
Depreciation expense	2.61	2.44	0.67	0.68	0.64	2.54
Net (gain) loss on sales	(1.61)	(1.40)	(0.70)	(0.81)	—	—
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	3.94	3.76	0.97	0.97	0.93 to 0.97	3.98 to 4.10

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.02	0.01	—	0.01	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.05)	(0.04)	0.01	—	—	—
Other miscellaneous items	0.08	0.16	0.05	0.02	0.01	0.03

Normalized FFO per share – Diluted	$3.99	$3.89	$1.03	$1.00	$0.94 to $0.98	$4.02 to $4.14

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2025	2024	2025	2024
Net income	$1,151,949	$1,070,975	$391,498	$433,871
Adjustments:
Property management	133,369	132,739	32,678	32,358
General and administrative	65,280	61,653	13,830	12,751
Depreciation	1,010,400	952,191	258,108	264,150
Net (gain) loss on sales of real estate properties	(626,388)	(546,797)	(271,271)	(318,968)
Interest and other income	(52,440)	(30,329)	(3,400)	(3,828)
Other expenses	60,485	74,051	20,582	14,957
Interest:
Expense incurred, net	306,798	285,735	79,226	79,973
Amortization of deferred financing costs	8,768	7,834	2,399	2,050
Income and other tax expense (benefit)	1,585	1,256	361	331
(Income) loss from investments in unconsolidated entities	18,915	8,974	3,527	4,109
Net (gain) loss on sales of land parcels	80	—	—	—
Total NOI	$2,078,801	$2,018,282	$527,538	$521,754

4th Quarter 2025 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Year Ended December 31,		Quarter Ended December 31,
Rental income:	2025	2024	2025	2024
Residential same store	$2,720,779	$2,647,730	$717,476	$700,506
Non-Residential same store	101,025	101,624	26,067	25,167
Total same store	2,821,804	2,749,354	743,543	725,673
Non-same store/other	272,155	230,754	38,368	41,106
Total rental income	3,093,959	2,980,108	781,911	766,779
Operating expenses:
Residential same store	875,150	844,317	227,310	220,822
Non-Residential same store	29,737	28,482	7,380	7,310
Total same store	904,887	872,799	234,690	228,132
Non-same store/other	110,271	89,027	19,683	16,893
Total operating expenses	1,015,158	961,826	254,373	245,025
NOI:
Residential same store	1,845,629	1,803,413	490,166	479,684
Non-Residential same store	71,288	73,142	18,687	17,857
Total same store	1,916,917	1,876,555	508,853	497,541
Non-same store/other	161,884	141,727	18,685	24,213
Total NOI	$2,078,801	$2,018,282	$527,538	$521,754

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2024 and 2025, plus any properties in lease-up and not stabilized as of January 1, 2024. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

4th Quarter 2025 Earnings Release	34

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2024, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2026 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units. Retention rate is the opposite of Turnover.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2025. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2025 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

4th Quarter 2025 Earnings Release	35